Reg. Section 240.14a-101
                     SCHEDULE 14A INFORMATION
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           Exchange Act of 1934  (Amendment No.      )

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          14a-12

                          Loews Corporation
- -----------------------------------------------------------------
          (Name of Registrant as Specified in Its Charter)

                                N/A
- -----------------------------------------------------------------
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                          Registrant )

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                                    LOEWS
                                 CORPORATION


                               667 Madison Avenue
                         New York, New York 10021-8087


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held on May 9, 1995

To the Shareholders:

  The Annual Meeting of Shareholders of Loews Corporation (the "Company") will be held at the Chemical Corporate Headquarters Auditorium, Third Floor, 270 Park Avenue at 48th Street, New York, New York, on Tuesday, May 9, 1995 at 11:00 A.M. New York City Time, for the following purposes:

   I  To elect ten directors;

  II To consider and act upon a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent certified public accountants for the Company;

 III  To consider and act upon four shareholder proposals; and

  IV To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 13, 1995 are entitled to notice of and to vote at the meeting and any adjournment thereof.


                                             By order of the Board of Directors,


                                                           BARRY HIRSCH
                                                             Secretary
Dated: March 23, 1995

     SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                     LOEWS
                                  CORPORATION


                         -------------------------------


                                PROXY STATEMENT

                         -------------------------------


  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Loews Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held May 9, 1995. All properly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. Any proxy may be revoked at any time before it is exercised by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person. The Company expects to mail proxy materials to the shareholders on or about March 23, 1995.

  The mailing address of the Company is 667 Madison Avenue, New York, N.Y. 10021-8087.

  As of March 13, 1995, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 58,916,400 shares of Common Stock of the Company (the "Common Stock") outstanding. Each outstanding share is entitled to one vote on all matters which may come before the meeting. In accordance with the Company's by-laws and applicable law, the election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the ten nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes") will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

                                       1

Principal Shareholders

  The following table contains certain information as to all persons who, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock. Except as otherwise noted, this information is as of February 28, 1995 and each such person has sole voting and investment power with respect to the shares set forth.

                                                      Amount
                      Name and Address             Beneficially    Percent
                    of Beneficial Owner               Owned        of Class
                    -------------------            -------------   --------

      Laurence A. Tisch(1) .....................     9,449,956      16.00%
        667 Madison Avenue
        New York, N.Y. 10021-8087

      Preston R. Tisch(1) ......................     9,449,956      16.00%
        667 Madison Avenue
        New York, N.Y. 10021-8087

      FMR Corp. ("FMR")(2) .....................     3,520,400       5.97%
        82 Devonshire Street
        Boston, MA  02109

      The Equitable Companies Incorporated
       ("Equitable")(3) ........................     3,456,510       5.80%
         787 Seventh Avenue
         New York, N.Y. 10019

  (1) Laurence A. Tisch and Preston R. Tisch are each a Co-Chairman of the Board and Co-Chief Executive Officer of the Company. Laurence A. Tisch and Preston R. Tisch are brothers.
  (2) This information is as of December 31, 1994 and is based on a Schedule 13G report filed by FMR. According to the report Fidelity Management & Research Company, a subsidiary of FMR, acts as investment adviser to several investment companies and as such has sole dispositive power with respect to 3,511,100 shares. Another subsidiary of FMR has sole dispositive power with respect to 9,300 shares and sole voting power with respect to 8,500 shares.
  (3) This information is as of December 31, 1994 and is based on a Schedule 13G report filed by Equitable. According to the report the shares were acquired for investment purposes and may be deemed to be beneficially owned by certain subsidiaries of Equitable. Equitable states in such report that it may be deemed to have sole voting power with respect to 3,279,090 shares, shared voting with respect to 154,030 shares, and sole dispositive power with respect to 3,456,510 shares. The report states that it has been filed jointly on behalf of AXA, and five French mutual insurance companies, as a group, as parent holding companies.

                                       2

Director and Officer Holdings

  The following table sets forth certain information as to the shares of Common Stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table, below, and by all executive officers and directors of the Company as a group at February 28, 1995, based on data furnished by them.

                                                           Amount
                                                       Beneficially    Percent
                          Name                           Owned(1)     of Class
                          ----                         -----------    --------
    Charles B. Benenson ...........................       77,775(2)       *
    John Brademas .................................          555(3)       *
    Bernard Myerson ...............................       15,750(4)       *
    Edward J. Noha ................................          750(5)       *
    Lester Pollack ................................        1,944(6)       *
    Gloria R. Scott ...............................            0
    Andrew H. Tisch ...............................        1,000(7)       *
    James S. Tisch ................................       40,000(8)       *
    Jonathan M. Tisch .............................      127,510(9)       *
    Laurence A. Tisch .............................    9,449,956        16.0%
    Preston R. Tisch ..............................    9,449,956        16.0%
    All executive officers and directors as a group
     (23 persons including those listed above) ....   19,176,022        32.5%

  *Represents less than 1% of the outstanding shares of Common Stock.

  (1) Except as otherwise indicated the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.
  (2) These shares are owned by a partnership in which a revocable trust created by Mr. Benenson has a 75% interest and of which Mr. Benenson is general manager. In addition, 35,100 shares of Common Stock and 10,000 shares of common stock of CNA Financial Corporation ("CNA"), an 84%-owned subsidiary of the Company, are held by a charitable foundation. Mr. Benenson has shared voting and investment power with respect to the Common Stock and CNA common stock owned by such partnership and foundation.
  (3) In addition, Mr. Brademas owns 78 shares of CNA common stock.
  (4) In addition, Mr. Myerson's wife owns 1,250 shares of Common Stock as to which Mr. Myerson disclaims any beneficial interest.
  (5) In addition, Mr. Noha owns beneficially 450 shares of CNA common stock.
  (6) In addition, 5,342 shares of Common Stock are held by a charitable foundation, as to which Mr. Pollack has shared voting and investment power.
  (7) In addition, 186 shares of Common Stock are owned by Mr. Tisch's son, as to which Mr. Tisch disclaims any beneficial interest and 30,000 shares of Common Stock are held by a charitable foundation as to which Mr. Tisch has shared voting and investment power.
  (8) In addition, 29,000 shares of Common Stock are held by a charitable foundation as to which Mr. Tisch has shared voting and investment power.
  (9) In addition, 40,000 shares of Common Stock are held by a charitable foundation as to which Mr. Tisch has shared voting and investment power.

                                       3

                             ELECTION OF DIRECTORS
                               (Proposal No. 1)

  Pursuant to the by-laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at ten. Accordingly, action will be taken at the meeting to elect a Board of ten directors to serve until the next Annual Meeting of Shareholders and until their respective successors shall be duly elected and shall qualify. It is the intention of the persons named in the accompanying form of proxy, unless shareholders otherwise specify by their proxies, to vote for the election of the nominees named below, each of whom is now a director. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director. Should any of the nominees be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors.

  Set forth below is the name, age, principal occupation during the past five years and other information concerning each nominee.

  Charles B. Benenson, 82 - Officer and Director, Benenson Realty Company (real estate investments). Mr. Benenson has been a director of the Company since 1960 and is a member of the Audit Review Committee.

  John Brademas, 68 - President Emeritus since 1992 and, prior thereto, President of New York University. Mr. Brademas is also a director of Scholastic, Inc., Texaco Inc. and NYNEX, Inc. Mr. Brademas has been a director of the Company since 1982.

  Bernard Myerson, 77 - Chairman Emeritus of Sony Theatre Management Corporation. Mr. Myerson has been a director of the Company since 1963 and is a member of the Executive Committee.

  Edward J. Noha, 67 - Chairman of the Board of Directors of CNA since 1992. Prior thereto, Mr. Noha had been Chairman and Chief Executive Officer of the CNA Insurance Companies. Mr. Noha is also a director of Eagle Financial Corp. Mr. Noha has been a director of the Company since 1975.

  Gloria R. Scott, 56 - President, Bennett College, Greensboro, North Carolina. Dr. Scott has been a director of the Company since 1990.

  Andrew H. Tisch, 45 - Chairman of the Board and Chief Executive Officer of Lorillard Tobacco Company ("Lorillard"), a wholly owned subsidiary of the Company. Mr. Tisch is a director of Bulova Corporation ("Bulova"), a 97% owned subsidiary of the Company, and Zale Corporation. Mr. Tisch has been a director of the Company since 1985 and is a member of the Management Committee.

  James S. Tisch, 42 - President and Chief Operating Officer of the Company since 1994. Prior thereto he had been Executive Vice President. He is also a director of CNA and Champion International Corporation. Mr. Tisch has been a director of the Company since 1986 and is a member of the Management Committee.

  Jonathan M. Tisch, 41 - President and Chief Executive Officer of Loews Hotels. He has been a director of the Company since 1986 and is a member of the Management Committee. Mr. Tisch is also a director of Individual Investor Group, Inc.

  Laurence A. Tisch, 72 - Co-Chairman of the Board and Co-Chief Executive Officer of the Company. Prior to 1994, Mr. Tisch had been the Chairman of the Board and Co-Chief Executive Officer of the Company. Mr. Tisch is also Chief Executive Officer of CNA and a director of CNA and Bulova. In addition, he serves as Chairman, President and Chief Executive Officer and a director of CBS Inc. ("CBS"), approximately 18% of the common stock of which is owned by the Company, and as a director of Automatic

                                       4

Data Processing, Inc., Petrie Stores Corporation and Federated Department Stores, Inc. He has been a director of the Company since 1959 and is a member of the Executive and Finance Committees.

  Preston R. Tisch, 68 - Co-Chairman of the Board and Co-Chief Executive Officer of the Company. Prior to 1994, Mr. Tisch had been President and Co-Chief Executive Officer of the Company. Mr. Tisch served as Postmaster General of the United States from August 15, 1986 to February 26, 1988. Prior thereto he had served as President and Chief Operating Officer of the Company since 1969 and as a director of the Company since 1960. He was re-elected a director of the Company in March 1988 and is Chairman of the Executive Committee. He is a director of Bulova, CNA, CBS, Hasbro, Inc. and Rite Aid Corporation.

Committees

  The Company has an Audit Review Committee, a Finance Committee, a Management Committee and an Executive Committee. The Company has no nominating committee or compensation committee. The functions of the Audit Review Committee include recommendation to the Board of Directors with respect to the engagement of the Company's independent certified public accountants, review of the scope and effectuation of the audit engagement and of the Company's internal audit procedures, approval of each service performed by the independent accountants, and review of the Company's internal accounting controls.

Attendance at Meetings

  During 1994 there were eight meetings of the Board of Directors and one meeting of the Audit Review Committee. The Audit Review Committee consists of Messrs. Charles B. Benenson and Lester Pollack, each of whom presently serves as a director of the Company. Each director of the Company, with the exception of Messrs. Brademas, Myerson and Pollack, attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which such director serves.

Director Compensation

  Each director who is not an employee of the Company is paid an annual retainer of $20,000 for serving as a director. In addition, members of the Audit Review Committee are paid $500 for each meeting attended.

  Pursuant to a Continuing Service Agreement with CNA expiring on September 30, 2002, Mr. Noha serves as Chairman of the Board of Directors of CNA and provides consulting and other specified services to CNA. Under this Agreement Mr. Noha (or his estate in the event of his death) is paid a fee at the rate of $1,570,000 per annum, reduced by his CNA retirement benefits.

                                      5

                           EXECUTIVE COMPENSATION

  The following table sets forth information for the years indicated regarding the compensation of the co-chief executive officers and each of the other three most highly compensated executive officers of the Company as of December 31, 1994, for services in all capacities to the Company and its subsidiaries.

                         SUMMARY COMPENSATION TABLE

                                          Annual Compensation
                                          -------------------
     Name and                                       Other Annual     All Other
Principal Position            Year      Salary(1)   Compensation   Compensation
- ------------------            ----      ------      ------------   ------------

L.A. Tisch                    1994     $  601,660                    $47,929(3)
  Co-Chairman of the          1993        570,296                     43,058
  Board and Co-Chief          1992        356,257                     41,572
  Executive Officer(2)

P.R. Tisch                    1994      1,555,448    $381,163(4)      47,929(5)
  Co-Chairman of the          1993      1,517,296     380,810         43,058
  Board and Co-Chief          1992      1,303,258     388,743         41,572
  Executive Officer

J.S. Tisch                    1994        697,443                     29,622(6)
  President and Chief         1993        552,527                     24,447
  Operating Officer           1992        505,873                     23,953

A.H. Tisch                    1994        696,500                      4,825(7)
  Chairman of the Board       1993        551,527                      3,701
  and Chief Executive         1992        504,873                      3,108
  Officer of Lorillard

J.M. Tisch                    1994        696,432                      3,622(7)
  President and Chief         1993        551,527                      2,946
  Executive Officer of        1992        504,873                      2,451
  Loews Hotels


  (1) Salary includes payments to the named individual based on benefit choices under the Company's flexible benefits plan.
  (2) Mr. Tisch's salary has been reduced for so long as he is devoting a principal amount of his time to CBS. See "Employment Agreements" below. Mr. Tisch received from CBS a salary of $1,000,000 and deferred salary and bonus aggregating $986,630 for 1994, and salary and bonus of $1,025,065 and $900,000, respectively, for 1993, and $973,012 and $600,000, respectively, for 1992.
  (3) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan aggregating $21,929, $21,558, and $20,072 for 1994, 1993 and 1992, respectively. Also includes director's fees paid by CNA amounting to $26,000 for 1994 and $21,500 for each of 1993 and 1992.

                                       6

  (4) Represents the incremental cost of personal benefits provided by the Company, including $325,000, $315,000 and $315,000 respectively, for 1994, 1993 and 1992 for the use by Mr. Tisch of an apartment at a Company operated hotel in New York City for the convenience of the Company and its Hotel Division.
  (5) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan aggregating $21,929, $21,558 and $20,072 for 1994, 1993 and 1992, respectively. Also includes director's fees paid by CNA amounting to $26,000 for 1994 and $21,500 for each of 1993 and 1992.
  (6) Includes the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan aggregating $3,622, $2,946 and $2,451 for 1994, 1993 and 1992, respectively. Also includes director's fees paid by CNA amounting to $26,000 for 1994 and $21,500 for each of 1993 and 1992.
  (7) Represents the annual contribution under the Company's Employees Savings Plan and related allocation under the Benefits Equalization Plan.

Employment Agreements

  An employment agreement with Laurence A. Tisch was amended in 1994 to expire October 31, 1996. The amended agreement provides for remuneration at the rate of $1,750,000 per annum, subject to such increases as the Board of Directors may from time to time determine in its sole discretion. The agreement also provides for a reduction of such remuneration to an annual rate of $750,000 for so long as Mr. Tisch is devoting a principal amount of his time to CBS. Mr. Tisch has served as President and Chief Executive Officer of CBS since January 1987 and receives related CBS employee benefits. Mr. Tisch's employment agreement with the Company also provides for the payment of supplemental retirement benefits in an amount equal to the excess, if any, of (i) the retirement benefits payable under the Company's Retirement Plan without giving effect to benefit limitations imposed by the Plan and the Internal Revenue Code, over (ii) retirement benefits actually paid under the Plan as limited by such provisions. These supplemental benefits are equivalent to the benefits provided under the Benefits Equalization Plan (see "Pension Plan," below). The reduction in Mr. Tisch's remuneration from the Company is not considered for purposes of determining his supplemental retirement and other salary related benefits; however, the supplemental retirement benefits will be reduced by any retirement benefits actually paid to Mr. Tisch under the retirement plans of CBS.

  An employment agreement with Preston R. Tisch was amended in 1994 to expire October 31, 1996. The amended agreement provides for remuneration at the rate of $1,750,000 per annum, subject to such increases as the Board of Directors may from time to time determine in its sole discretion. The agreement also provides for the payment of supplemental retirement benefits in an amount equal to the excess, if any, of (i) the retirement benefits payable under the Company's Retirement Plan without giving effect to benefit limitations imposed by the Plan and the Internal Revenue Code, over (ii) retirement benefits actually paid under the Plan as limited by such provisions. These supplemental benefits are equivalent to the benefits provided under the Benefits Equalization Plan (see "Pension Plan," below). Retirement benefits payable to Mr. Tisch under the Plan will be adjusted pursuant to the Plan to account for retirement benefits paid to him when he retired from the Company to serve as Postmaster General of the United States.

Pension Plan

  The Company provides a funded, tax qualified, non-contributory retirement plan for salaried employees, including executive officers (the "Retirement Plan") and an unfunded, non-qualified, non-contributory Benefits Equalization Plan (the "Benefits Equalization Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plan. The following description of the Retirement Plan gives effect to benefits provided under the Benefits Equalization Plan.

                                       7

  The Retirement Plan provides for pensions upon retirement based upon average final compensation (i.e., the highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement) and years of credited service with the Company. Compensation under the Retirement Plan consists of salary paid by the Company and its subsidiaries included under the heading "Salary" in the Summary Compensation Table above. Pension benefits are not subject to reduction for Social Security benefits or other amounts. The following table shows estimated annual benefits upon retirement under the Retirement Plan for various average compensation and credited service, based upon normal retirement in 1995 and a straight life annuity form of pension. Other forms of pension payment are also available under the Retirement Plan.

                               PENSION PLAN TABLE

Average Final                   Estimated Annual Pension for
Compensation              Representative Years of Credited Service
- -------------             ----------------------------------------
                 10         15         20         25         30           35
                 --         --         --         --         --           --

$  400,000   $ 48,000   $ 75,200   $107,200   $139,200   $171,200   $  203,200
   600,000     72,000    112,800    160,800    208,800    256,800      304,800
   800,000     96,000    150,400    214,400    278,400    342,400      406,400
 1,000,000    120,000    188,000    268,000    348,000    428,000      508,000
 1,200,000    144,000    225,600    321,600    417,600    513,600      609,600
 1,400,000    168,000    263,200    375,200    487,200    599,200      711,200
 1,600,000    192,000    300,800    428,800    556,800    684,800      812,800
 1,800,000    216,000    338,400    482,400    626,400    770,400      914,400
 2,000,000    240,000    376,000    536,000    696,000    856,000    1,016,000

  The years of credited service of Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch and P.R. Tisch are seventeen, fifteen, seventeen, thirty-four and thirty-two, respectively.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

General

  The Company's policy regarding executive compensation has been adopted by the Board of Directors. The Board of Directors has no compensation committee. The members of the Audit Review Committee have from time to time acted as a special compensation committee for purposes of recommendation to the Board of Directors with respect to the Company's Co-Chief Executive Officers. See "Co-Chief Executive Officers," below. The Company's executive compensation consists solely of base annual salary. There is no bonus, stock option or long-term incentive program. Executive officers participate, along with other salaried employees, in the Company's Employees Savings Plan and Retirement Plan.

  The overall objective of the Company's executive compensation policy is to attract and motivate a high level of performance by the Company's executive officers. To accomplish this objective, compensation levels are based upon an evaluation of the individual's performance and cash salaries paid to executives in similar positions by companies with comparable revenues. In determining comparable salaries the Company participates in and analyzes two management compensation surveys. These surveys have been selected primarily because of the broad range of companies of various sizes included in them, the manner in which the information is presented and, with respect to one such survey, the consistency of the data presented. One survey includes two of the ten companies included in the Standard & Poors Financial

                                        8

 Miscellaneous Index and the other survey includes one of the companies included in that index (see "Stock Price Performance Graph" below). In most cases, the Company seeks to maintain compensation levels for executive officers (as well as salaried employees generally) between the 50th and 75th percentiles of cash compensation paid by companies with comparable revenues. However, as a result of evaluation of job performance as well as length of service, the compensation levels of a majority of the Company's executive officers fall above these parameters.

Co-Chief Executive Officers

  The compensation of the Company's Co-Chief Executive Officers has been established pursuant to employment agreements negotiated between the Company and the Co-Chief Executive Officers. These agreements were most recently amended in October 1994. The amended agreements increased basic compensation for each of Mr. L.A. Tisch and Mr. P.R. Tisch to $1,750,000 per annum, an increase of $250,000 per annum over the rate in effect for the prior two years, and extended the term of each agreement for an additional two years. With respect to Mr. L.A. Tisch, the amended agreement increased to $750,000 per annum (from $550,000 per annum in effect for the prior two years) the reduced rate of salary paid to Mr. L.A. Tisch for so long as he is devoting a principal amount of his time to CBS. See "Employment Agreements" above. These amendments were approved by the Board of Directors based upon the recommendation of Messrs. Charles B. Benenson and Lester Pollack, who had been appointed by the Board of Directors to act as a special compensation committee. In connection with the approval of the amendments to the employment agreements with the Co-Chief Executive Officers the special compensation committee and the Board of Directors recognized the fact that the compensation of the Co-Chief Executive Officers had last been increased in October 1992. The increase granted in 1994 represented an annual increase of approximately 8%. Neither the special compensation committee nor the Board of Directors applied any specific qualitative or quantitative formula or relationship in approving the compensation levels provided in the amended employment agreements. Each such employment agreement also provides for increases in remuneration as the Board of Directors may from time to time determine in its sole discretion, although no action has been taken or requested in relation to this provision since execution of the amended agreements in October 1994.

  Under an amendment to the Internal Revenue Code which became effective in 1994, compensation in excess of $1,000,000 per year to certain executive officers of public companies may not be taken as a tax deduction unless that compensation is paid pursuant to a performance based plan meeting requirements established under the tax code. The compensation payable under the amended employment agreements with the Company's Co-Chief Executive Officers, discussed above, could, in the case of Mr. L.A. Tisch, and will, in the case of Mr. P. R. Tisch, exceed the tax code deductibility limit. The Board of Directors believes that a formula derived compensation plan would not be practicable in relation to the Company's Co-Chief Executive Officers and, accordingly, no such plan has been adopted.

By the Board of Directors:       Charles B. Benenson     Andrew H. Tisch
                                 John Brademas           James S. Tisch
                                 Bernard Myerson         Jonathan M. Tisch
                                 Edward J. Noha          Laurence A. Tisch
                                 Lester Pollack          Preston R. Tisch
                                 Gloria R. Scott

                                        9

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. A.H. Tisch, J.M. Tisch, J.S. Tisch, L.A. Tisch, and P.R. Tisch, each of whom are directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Messrs. B. Myerson, E.J. Noha and L. Pollack, each of whom are directors, have formerly served as officers of the Company or its subsidiaries. Messrs. P.R. Tisch and L.A. Tisch also serve as directors of CBS, of which Mr. L.A. Tisch is also an executive officer.

                              CERTAIN TRANSACTIONS

  Messrs. L.A. Tisch and P.R. Tisch and their affiliates reimbursed to the Company approximately $2,553,000 in the aggregate for the utilization by them of the services of certain employees and facilities of the Company during 1994. In addition, during 1994 Mr. P. R. Tisch expended approximately $970,000 for all of the capital improvements provided during 1994 to an apartment for his use at a Company operated hotel in New York City for the convenience of the Company and its Hotel Division.

  Subsidiaries of the Company, primarily insurance subsidiaries of CNA, have made expenditures for advertising on CBS owned and affiliated broadcast stations, at customary rates. During 1994 such expenditures amounted to approximately $2,909,550. It is anticipated that such transactions will occur in the future.

  During 1994 insurance subsidiaries of CNA provided CBS with certain property and casualty insurance and surety bonds, for which CBS paid premiums at customary rates amounting to approximately $258,000. In addition, during 1994 insurance subsidiaries of CNA provided CBS with group life insurance for active employees and retirees for which CBS paid premiums (a portion of which is represented by employee contributions) aggregating approximately $3,542,000, group long term disability insurance the premiums for which, aggregating approximately $498,000, are paid by participating employees, and group long term care insurance the premiums for which, aggregating approximately $275,000, are paid by participating employees. In addition, CBS has agreed to reimburse the Company for certain consulting services with respect to real estate matters provided and to be provided to CBS by the Company's personnel. Approximately $20,000 has been accrued for reimbursement relating to services provided in 1994.

  Mr. Pollack is a general partner of Lazard Freres & Co. ("Lazard"). In addition, he is a director of Continental Cablevision, Inc., Kaufman & Broad Home Corporation, Polaroid Corporation, Parlex Corporation, Sphere Drake Holdings Limited, SunAmerica Inc. and Tidewater Inc. In the ordinary course of business the Company and certain of its subsidiaries have from time to time engaged in securities transactions with Lazard. During 1994 CNA and its subsidiaries paid approximately $18,000 in brokerage commissions to Lazard and engaged in various principal and other securities transactions with Lazard involving securities valued at approximately $8,816,000 in the aggregate. Similar transactions may be expected to occur in the future. In addition, during 1994 the Company and its subsidiaries, including CNA and its subsidiaries, in the ordinary course of business paid approximately $60,000 to Mentor Securities, Inc. ("Mentor") as brokerage commissions. Daniel R. Tisch, a son of Laurence A. Tisch, is a principal shareholder, officer and director of such firm. Similar transactions with Mentor may be expected to occur in the future.

  See "Compensation Committees Interlocks and Insider Participation" above, for information with respect to relationships between certain members of the Board of Directors and the Company.

                                       10

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the total annual return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Financial Miscellaneous Stock Index ("S&P Financial Miscellaneous") for the five years ended December 31, 1994. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on December 31, 1989 and that all dividends were reinvested.

                                                                       S & P
     Measurement Period                   Loews        S & P 500     Financial
    (Fiscal Year Covered)              Corporation       Index     Miscellaneous
    ---------------------              -----------     ---------   -------------
Measurement Point - December 31, 1989    $100.00        $100.00        $100.00
Fiscal Year Ended December 31, 1990        79.76          96.89          80.59
Fiscal Year Ended December 31, 1991        89.87         126.42         127.85
Fiscal Year Ended December 31, 1992        99.46         136.05         150.35
Fiscal Year Ended December 31, 1993        77.81         149.76         179.62
Fiscal Year Ended December 31, 1994        73.49         151.74         173.18

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

  A report under Section 16 of the Securities Exchange Act of 1934, in relation to a gift of Common Stock in January 1993, was not filed in a timely manner by Robert J. Hausman, an officer of the Company.

                       RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                (Proposal No. 2)

  Upon the recommendation of the Audit Review Committee of the Board of Directors, none of whose members is an officer of the Company, the Board of Directors of the Company has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as the principal independent auditors of the Company for the year ending December 31, 1995, subject to ratification by the shareholders. Deloitte & Touche LLP served as the Company's independent auditor during 1994. If the appointment of the firm of Deloitte & Touche LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, at which time they will be available to respond to appropriate questions from shareholders and be given an opportunity to make a statement if they desire to do so.

                                       11

                             SHAREHOLDER PROPOSALS

  The Company has been advised that four shareholder proposals described below will be presented at the Annual Meeting. For the reasons set forth below, the Board of Directors recommends a vote against each proposal.

                  SHAREHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING
                                 (Proposal No. 3)

  John J. Gilbert and Margaret R. Gilbert, 29 East 64th Street, New York, NY 10021-7043, owner of 50 shares and 97 shares, respectively, of Common Stock and as co-trustees under the will of Lewis D. Gilbert, owner of 50 shares of Common Stock, and John C. Henry, 5 East 93rd Street, New York, NY 10128, owner of 2,800 shares of Common Stock, have notified the Company in writing that they intend to present the following resolution at the Annual Meeting for action by the shareholders:

      "RESOLVED: That the stockholders of Loews Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

      "REASONS: Continued very strong support along the lines we suggest were shown at the last annual meeting when 26.1%, an increase over the previous year, 1,094 owners of 12,546,577 shares, were cast in favor of this proposal. The vote against included marked proxies.

      "A law enacted in California provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

      "The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies.

      "We think cumulative voting is the answer to find new directors for various committees. Additionally, some recommendations have been made to carry out the Valdez 10 points. The 11th should be having cumulative voting and ending stagger systems of electing directors, in our opinion.

      "When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. Also, the huge derivative losses might have been prevented with cumulative voting.

      "Many successful corporations have cumulative voting. For example, ennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting and won two awards. In FORTUNE magazine it was ranked second in its industry as 'America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' In 1994 they raised their dividend. We believe that Loews should follow these examples.

                                        12

      "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

         The Board of Directors recommends a vote AGAINST Proposal No. 3.

  This is the fifteenth submission since 1960 by the same proponents of this proposal. Every time it has been soundly rejected by the shareholders.

  The Board believes that the present system of voting for directors, in which all directors are elected by a plurality of all of the votes cast, is the fairest and most preferable method for selecting directors. The Board is opposed to cumulative voting because cumulative voting could make it possible for a special interest group, which may not represent the interests of all shareholders, to elect one or more directors beholden only to that special interest group. The aims of such special interest group may be adverse to those of the Company and its shareholders as a whole and thus could impede the Board's power to act on behalf of the Company and all of its shareholders. Accordingly, the Board of Directors recommends a vote against this proposal.

             SHAREHOLDER PROPOSAL RELATING TO ANNUAL MEETING LOCATION
                                (Proposal No. 4)

  Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 61 shares of Common Stock, has notified the Company in writing that she intends to present the following resolution at the Annual Meeting for action by the shareholders:

      "RESOLVED: That the stockholders of Loews recommend that the Board of Directors take the necessary steps to rotate the annual meeting each year between cities where there is a large concentration of shares and/or where Loews and/or its business subsidiaries have locations.

      "REASONS: Many corporations such as I.T.T. USA, A.T.T., American Brands, Arco, Xerox, IBM, Time Warner, Chrysler, General Motors, GE, American Express and many, many others do rotate on a regular basis.

      "Stockholders who for business or geographic reasons cannot attend the New York meeting are nevertheless entitled to meet management and directors and to pose questions at annual meetings if they so wish.

      "Loews could meet in cities such as Los Angeles, Chicago, Miami, Washington, D.C., Dallas, Richmond, Atlanta and other locations as well as from time to time in New York City.

      "Last year the owners of 1,778,668 shares, representing approximately 3.7% of shares voting, voted FOR this proposal.

      "If you AGREE, please mark your proxy FOR this proposal."

        The Board of Directors recommends a vote AGAINST Proposal No. 4.

  This proposal was overwhelmingly rejected by the shareholders last year, and the Board of Directors recommends it be rejected again this year.

  Under the Company's by-laws, the Board of Directors may designate the place for the Annual Meeting of Shareholders at an appropriate location. The Board believes that at the present time it is preferable to hold the annual meeting in New York City, where the Company's executive offices are located. This

                                       13

allows the Company's directors and personnel to attend and handle arrangements for the meeting without having to take substantial time away from the performance of their regular responsibilities. Changing the location of the Annual Meeting has from time to time been considered, and may be considered again. The Board believes, however, that adopting a formal program requiring rotation of the Annual Meeting would be unduly restrictive. Accordingly, the Board of Directors recommends a vote against this proposal.

             SHAREHOLDER PROPOSAL RELATING TO TOBACCO AND INSURANCE
                                (Proposal No. 5)

  The Congregation of the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, Texas 77223-0969, owner of 100 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by the shareholders:

      "WHEREAS cigarette smoking is the leading cause of death and diseases in the United States, causing an estimated 430,000 deaths last year. 53,000 more died from effects of passive smoking;

      "The Center for Disease Control estimated that $50 billion was spent in 1993 to treat diseases caused by smoking;

      "Fires caused by smoking are the leading cause of death from residential fires;

      "Through its Lorillard Division, our Company manufactures, promotes and advertises its cigarettes targeting African-Americans and low income persons. Yet, through its CNA Division, our Company also insures persons against disease, premature death, and property loss from cigarette-related causes;

      "Recognizing the health-hazards related to smoking as well as its lethal power, our Company gives preferred rates to those it insures who do not smoke;

      "Such conflicting approaches to health by divisions of Loews leads many to believe our Company's methods undermine health through the promotion of cigarettes while giving preferential rates for insurance to those who are cigarette-free;

      "On the one hand, advertisements for our Newport brand of cigarettes imply it make users 'Alive with Pleasure.' However, our ads in cigarette trade publications have declared Newport to be 'Alive with Profit.' This may aptly describe why we continue this apparent contradiction.

      "RESOLVED that shareholders request a Special Report on Loews tobacco and insurance businesses be presented to requesting shareholders by November 1, 1995. This Report, prepared at reasonable cost and omitting any proprietary information, shall describe the following:

      "1. The rationale between the apparent contradiction between advertising and promoting cigarettes yet giving preferential insurance rates for persons who do not smoke;
      "2. A summary of any research done by our Company or CNA related to the health hazards of smoking among the insured population of CNA;
      "3. The annual estimated impact smoking has on our Company's insurance payments for smoking-attributable deaths, diseases, or property loss between 1989 and 1994 compared with the annual estimated earnings our Company has realized from its tobacco operations in the same period.

      "The findings and conclusions of this Report shall be made available to requesting shareholders by November 1, 1995.

                                       14

      "SUPPORTING STATEMENT: Our Company's insurance subsidiary insures health and life. Yet another division manufactures products and generates the majority of the Company's profits from a product which kills. We reward people for not using cigarettes, yet we manufacture them. A vote for this resolution will invite our Board and management to review this apparent contradiction and provide a rationale, if possible, for it. Hopefully the conclusions will make it evident that we cannot ethically continue in one or the other businesses.

      "If you agree, please vote 'yes' for this shareholder resolution."

        The Board of Directors recommends a vote AGAINST Proposal No. 5.

  This proposal is similar to proposals introduced at the last two shareholder meetings which were overwhelmingly defeated by the shareholders. The Board of Directors continues to believe that the adoption of this proposal would not be in the interest of the Company or its shareholders. The information the requested report seeks, assuming such information would be available, relates to the ordinary business operations of the Company, including those of its 84% owned subsidiary, CNA. In the opinion of the Board of Directors it is not an appropriate subject for shareholder action, or more importantly, a public report. Accordingly, the Board of Directors recommends a vote against this proposal.

        SHAREHOLDER PROPOSAL RELATING TO SEPARATION OF TOBACCO BUSINESS
                                (Proposal No. 6)

  Maryknoll Fathers and Brothers, P.O. Box 306, Maryknoll, NY 10545-0306, owner of 100 shares of Common Stock, has notified the Company in writing that it intends to present the following resolution at the Annual Meeting for action by the shareholders:

      "WHEREAS many institutional investors believe our Company would produce more financial returns if our tobacco business would be separated from other businesses:

      "Some institutional investors have been uneasy about [cigarette companies'] potential legal liability for the health problems of smokers, and think that such problems have depressed the share price of tobacco companies' stock (The New York Times 9/22/94);

      "Increased litigation coming from states and private insurers indicate new and ominous challenges that might undermine the value of the stock. The stock value might be increased if the tobacco division(s) would be separated from the other divisions;

      "The day following Kmart Corporation's announcement that it would sell majority stakes in three of its specialty businesses in August 1994, its stock jumped over 2%;

      "RESOLVED that shareholders ask management to take steps to accomplish a separation of the Corporation's tobacco business from all its non-tobacco businesses by January 1, 1996."

        The Board of Directors recommends a vote AGAINST Proposal No. 6.

  Lorillard Tobacco Company and its predecessors have been owned by the Company for over 25 years. During this period, Lorillard has made an important contribution to the Company's consolidated results of operations. The Board of Directors believes that a separation of Lorillard from the Company's consolidated group of businesses would not be in the best interest of the Company and its shareholders, and could have adverse consequences. Accordingly, the Board of Directors recommends a vote against this proposal.

                                       15

                                 OTHER MATTERS

  The Company knows of no other matters to be brought before the meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed by the proxies.

  The Company will bear all costs in connection with the solicitation of proxies for the meeting. The Company intends to request brokerage houses, custodians, nominees and others who hold stock in their names to solicit proxies from the persons who own stock, and such brokerage houses, custodians, nominees and others, will be reimbursed for their out-of-pocket expenses and reasonable clerical expense. In addition to the use of the mails, solicitation may be made by employees of the Company and its subsidiaries personally or by mail or telephone.

Shareholder Proposals for the 1996 Annual Meeting

  Shareholder proposals for the 1996 Annual Meeting must be received by the Company at its principal executive offices set forth above not later than November 24, 1995 in order to be included in the Company's proxy materials.

                                      By order of the Board of Directors,




                                               BARRY HIRSCH
                                                Secretary


Dated: March 23, 1995


                         PLEASE COMPLETE, DATE, SIGN AND
                           RETURN YOUR PROXY PROMPTLY


                                     16




LOEWS CORPORATION                                                         Proxy
- -------------------------------------------------------------------------------
This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned hereby constitutes and appoints Bernard Myerson, Roy E. Posner and Barry Hirsch and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Annual Meeting of Shareholders to be held at the Chemical Corporate Headquarters Auditorium, Third Floor, 270 Park Avenue at 48th Street, New York, New York, on May 9, 1995, at 11:00 A.M., New York City Time, and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

    This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3, 4, 5 AND 6.


                    THIS PROXY IS CONTINUED ON THE REVERSE SIDE
	        PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY



                                                                                                                   [ X ] Please mark
                                                                                                                          your votes
                                                                                                                           like this

                                       ------------
                                          COMMON

Item 1-ELECTION OF DIRECTORS                    WITHHELD
Nominees: C.B. Benenson, J. Brademas,   FOR      FOR ALL
          B. Meyerson, E.J. Noha,                                                                            FOR    AGAINST  ABSTAIN
          G. R. Scott, A.H. Tisch,                                  Item 3-SHAREHOLDER PROPOSAL CONCERNING
          J.S. Tisch, J.M. Tisch,                                          CUMULATIVE VOTING                [   ]    [   ]     [   ]
          L.A. Tisch and P.R. Tisch    [    ]    [    ]
                                                                    Item 4-SHAREHOLDER PROPOSAL CONCERNING
WITHHELD FOR: (Write that nominee's                                        ANNUAL MEETING LOCATION          [   ]    [   ]     [   ]
name in the space provided below.)
                                                                    Item 5-SHAREHOLDER PROPOSAL CONCERNING
                                                                           TOBACCO AND INSURANCE            [   ]    [   ]     [   ]
________________________________________________________
Item 2-RATIFY DELOITTE &     FOR     AGAINST    ABSTAIN             Item 6-SHAREHOLDER PROPOSAL CONCERNING
       TOUCHE LLP AS                                                       SEPARATION OF TOBACCO BUSINESS   [   ]    [   ]     [   ]
       INDEPENDENT
       ACCOUNTANTS          [    ]    [    ]     [    ]
                                                                        __________
                                                                                  |
                                                                                  |       Please sign EXACTLY as name appears on
                                                                                  |       this Proxy.  When shares are held by joint
                                                                                  |       tenants, both should sign. When signing
                                                                                          as attorney, executor, administrator,
                                                                                          trustee or guardian, please give full
                                                                                          title as such.  Corporate and partnership
                                                                                          proxies should be signed by an authorized
                                                                                          person indicating the person's title.




       Signature(s)____________________________________________________________________________      Date___________________________